Exhibit 99.1

Brookfield

Press Release

BROOKFIELD TO ACQUIRE CDK GLOBAL INC.

Brookfield News, April 7, 2022 – Brookfield Business Partners (NYSE: BBUC, BBU; TSX: BBUC, BBU.UN), together with institutional partners (collectively “Brookfield”) today announced an agreement to acquire CDK Global Inc. (NASDAQ: CDK) (“CDK Global” or the “Company”) for $54.87 per share in a transaction valued at approximately $8.3 billion.

With annual revenue of $1.7 billion, CDK Global is a leading provider of technology services and software solutions that help automotive dealers and manufacturers run their businesses more efficiently. The Company’s best-in-class dealer management software plays a critical role in connecting every aspect of a dealership’s operations and providing solutions to help these customers grow their businesses.

“CDK Global is a high-quality and highly cash generative technology services and software business with a leading market position and strong fundamentals,” commented Doug Bayerd, Managing Director, Brookfield Business Partners. “We are excited to grow our technology footprint with the acquisition of CDK Global, and we look forward to leveraging our operating capabilities to build on the Company’s track record of providing best-in-class customer service and innovation.”

Investment Highlights

•	Strong market leadership position. CDK Global is the North American leader in providing mission-critical enterprise resource planning solutions and software for automotive dealerships, serving over 15,000 retail locations.

•	Durable business fundamentals. The Company’s subscription-based software model, recurring contracted revenues and low ongoing capital requirements underpin its track record of high margins and strong cash flow generation.

•	Stable industry outlook. Dealerships play a critical role as an efficient distribution and service channel across the entire automotive value chain. CDK Global has strong relationships with customers that operate multiple sites, which positions the Company well to benefit from accelerating consolidation across the dealership industry.

•	Operational value creation potential. We have identified meaningful opportunities to enhance the Company’s services and productivity as a means to improve the value proposition to CDK Global’s customers and grow margins and cash flows.

Brookfield Business Partners L.P.

Funding

Brookfield’s investment will be funded with $3.5 billion of equity, of which Brookfield Business Partners expects to invest approximately $500 million. The balance is expected to be funded from institutional partners.

Brookfield Business Partners intends to fund its portion of the investment with a new $500 million commitment from Brookfield Asset Management to subscribe for 6% perpetual preferred equity securities of Brookfield Business Partners. Upon issuance, these new preferred securities would be redeemable at par, at the option of Brookfield Asset Management, to the extent Brookfield Business Partners completes asset sales or equity issuances. Brookfield Asset Management has the ability to waive its redemption option.

Transaction Process

The transaction was approved by the CDK Global Board of Directors.

Closing of the transaction is subject to customary closing conditions, including a majority of the stockholders of CDK Global tendering their shares into the tender offer conducted in connection with the transaction and regulatory approval. Closing is expected in the third quarter of 2022.

Advisors

Financing will be led by a syndicate of banks including Credit Suisse, Goldman Sachs, BMO Capital Markets, Barclays, Deutsche Bank Securities, RBC Capital Markets, TD Securities, Wells Fargo and Bank of America. Davis Polk & Wardwell LLP is acting as legal advisor to Brookfield.

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Brookfield Business Partners is a global business services and industrials company focused on owning and operating high-quality businesses that provide essential products and services and benefit from a strong competitive position. Investors have flexibility to invest in our company either through Brookfield Business Corporation (NYSE, TSX: BBUC), a corporation, or Brookfield Business Partners L.P. (NYSE: BBU; TSX: BBU.UN), a limited partnership. For more information, please visit https://bbu.brookfield.com.

Brookfield Business Partners is the flagship listed vehicle of Brookfield Asset Management’s Private Equity Group. Brookfield Asset Management is a leading global alternative asset manager with approximately $690 billion of assets under management. More information is available at www.brookfield.com.

For more information, please contact:

Investor Relations Alan Fleming Tel: +1 (416) 645 2736 Email: alan.fleming@brookfield.com	Media Sebastien Bouchard Tel: +1 (416) 943-7937 Email: sebastien.bouchard@brookfield.com

Brookfield Business Partners L.P.	2

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The tender offer described in this document has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of CDK Global nor is it a substitute for any tender offer materials that Central Merger Sub Inc. (“Merger Sub”), a subsidiary of Brookfield Business Partners, or CDK Global will file with the U.S. Securities and Exchange Commission (the “SEC”). A solicitation and an offer to buy shares of CDK Global will be made only pursuant to an offer to purchase and related materials that Merger Sub intends to file with the SEC. At the time the tender offer is commenced, Merger Sub will file a Tender Offer Statement on Schedule TO with the SEC, and CDK Global will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. CDK GLOBAL’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of CDK Global at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Free copies of these materials and certain other offering documents will be available by directing requests for such materials to the information agent for the offer, which will be named in the Tender Offer Statement. Copies of the documents filed with the SEC by CDK Global will be available under the “Investor Relations” section of CDK Global’s website at www.cdkglobal.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION

Note: This news release contains “forward-looking information” within the meaning of Canadian provincial securities laws and “forward-looking statements” within the meaning of applicable Canadian and U.S. securities laws. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, include statements regarding the operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook of Brookfield Business Partners, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and include words such as “expects,” “anticipates,” “plans,” “believes,” “estimates,” “seeks,” “intends,” “targets,” “projects,” “forecasts” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”

Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause the actual results, performance or achievements of Brookfield Business Partners to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: the impact or unanticipated impact of general economic, political and market factors in the countries in which we do business; including as a result of the ongoing novel coronavirus (SARS-CoV-2) pandemic, including any SARS-CoV-2 variants (collectively, “COVID-19”); the behavior of financial markets, including fluctuations in interest and foreign exchange rates; global equity and capital markets and the availability of equity and debt financing and refinancing within these markets; strategic actions including dispositions; the ability to complete and effectively integrate acquisitions into existing operations and the ability to attain expected benefits; changes in accounting policies and methods used to report financial condition (including uncertainties associated with critical accounting assumptions and estimates); the ability to appropriately manage human capital; the effect of applying future accounting changes; business competition; operational and reputational risks; technological change; changes in government regulation and legislation within the countries in which we operate; governmental investigations; litigation; changes in tax laws; ability to collect amounts owed; catastrophic events, such as earthquakes; hurricanes and pandemics/epidemics; the possible impact of international conflicts, wars and related developments including Russia’s military operation in Ukraine, terrorist acts and cyber terrorism; and other risks and factors detailed from time to time in our documents filed with the securities regulators in Canada and the United States.

In addition, our future results may be impacted by various government mandated economic restrictions resulting from the ongoing COVID-19 pandemic and the related global reduction in commerce and travel and substantial volatility in stock markets worldwide, which may negatively impact our revenues, affect our ability to identify and complete future transactions, impact our liquidity position and result in a decrease of cash flows and impairment losses and/or revaluations on our investments and assets, and therefore we may be unable to achieve our expected returns. See “Risks Associated with the COVID-19 Pandemic” in the “Risks Factors” section included in our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our most recently filed Form 20-F.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements and information, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, Brookfield Business Partners undertakes no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.

Brookfield Business Partners L.P.	3